Exhibit 10.2
August 13, 2023

Christopher Stewart

Re:    Transition, Separation, and Consulting Agreement

Dear Chris:
This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Bionano Genomics, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. If you timely sign and return this Agreement to the Company and comply with your obligations under it, the Company agrees to continue to employ you through September 11, 2023, which will become your employment termination date (the “Separation Date”), unless your employment terminates sooner pursuant to Section 3 below. If termination occurs earlier than September 11, 2023, the actual date of termination shall become the “Separation Date” for purposes of this Agreement. As of the Separation Date, you will no longer be the Company’s Chief Financial Officer or hold any other executive or officer position with the Company.
2.Final Pay. On the Separation Date, or within the timeframe specified by applicable law, the Company will pay you all accrued salary earned through the Separation Date, subject to required payroll deductions and withholdings. You are entitled to this payment even if you do not sign this Agreement.
3.Transition Period. Between now and the Separation Date (the “Transition Period”), you will remain an employee of the Company and you will be expected to transition your duties and responsibilities to other Company personnel and perform other duties and tasks as reasonably requested by the Company. During the Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under this Agreement and your Confidential Information and Inventions Assignment Agreement with the Company (your “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing those duties. During the Transition Period, you will continue to be paid at the same base salary rate, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. In addition, your Company equity awards will continue to vest during the Transition Period under the existing terms and conditions set forth in the governing plan documents and the applicable grant notices and equity award agreements. As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined in your employment agreement with the Company effective September 1, 2020, your “Employment Agreement,” a copy of which is attached hereto as Exhibit B) before September 11, 2023. If prior to September 11, 2023, the Company terminates your employment with Cause, or you resign your employment for any reason, then you will not be entitled to any further compensation or benefits (including, without limitation, the Severance Benefits set forth below in Section 4). If prior to September 11, 2023, your employment ends due to your death or disability, then you will remain eligible for the Severance Benefits set forth below, subject to the terms and conditions set forth herein.
4.Severance Benefits. Although the Company has no obligation to do so, and in full satisfaction of your Employment Agreement, if you: (i) timely sign this Agreement and allow it to become effective; (ii) comply with your obligations hereunder during and after the
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Transition Period; and (iii) on or within twenty-one (21) calendar days after the Separation Date, you execute and return to the Company the Separation Date Release attached hereto as Exhibit C (the “Separation Date Release”) and allow the releases contained in the Separation Date Release to become effective (collectively, the “Severance Preconditions”), then the Company will provide you with the following severance benefits (collectively, the “Severance Benefits”):
a)Transition Payment. The Company will pay you, as a Transition Period bonus payment, the equivalent of six (6) weeks of your current base salary, subject to payroll deductions and withholdings (the “Transition Payment”). The Transition Payment will be paid to you in a lump sum within thirty (30) days after the Separation Date Release Effective Date (as defined in the Separation Date Release attached hereto as Exhibit C).
b)Financing Payment. The Company will pay you, as a financing bonus payment, the equivalent of six (6) weeks of your current base salary, subject to payroll deductions and withholdings, in the event the Company closes a financing with gross proceeds of at least thirty-five million dollars ($35,000,000) on or before September 11, 2023 (the “Financing Payment”). The Financing Payment will be paid to the you in lump sum within thirty (30) days after the Separation Date Release Effective Date (as defined in the Separation Date Release attached hereto as Exhibit C).
c)Cash Severance. The Company will pay you, as severance, an amount equivalent to six (6) months of your current base salary, subject to applicable payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you in a continuation on the Company’s regular payroll starting on the first regularly scheduled payroll date after the Separation Date Release Effective Date (as defined in the Separation Date Release attached hereto as Exhibit C).
d) Health Insurance. Unless you follow the procedures set forth in this section, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) February 29, 2024; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.
5.No Other Compensation Or Benefits. You acknowledge and agree that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation,
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equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
6.Expense Reimbursements. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
7. Consulting Agreement. If you satisfy the Severance Preconditions, then as an additional severance benefit, the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on the Separation Date and continue for two (2) months, unless terminated earlier pursuant to the terms set forth below or extended by mutual written agreement (the “Consulting Period”).
a)Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise, expressly including, but not limited to, projects and assignments related to the Company’s finance and accounting functions (the “Consulting Services”). The Company anticipates that you will provide services solely at the request of, and subject to the direction of, the Company’s Chief Executive Officer.
b)Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services. You agree to make yourself available to provide the Consulting Services as requested by the Company and, if requested, to be present in the Company’s offices. During the Consulting Period, you will, as determined necessary by the Company, have access to the continued use of a Company-owned computer and you will, as determined necessary by the Company, have continued access to the Company network and a Company-provided email account. You shall abide by the Company’s applicable policies and procedures during the Consulting Period.
c)Equity Awards. You were granted equity awards pursuant to the Company’s 2018 Equity Incentive Plan and/or 2020 Inducement Plan (as applicable, the “Plan”). As consideration for your services during the Consulting Period, your equity awards will continue to vest through the end of the Consulting Period. Your equity awards shall continue to be governed by the terms of the applicable grant notices, equity award agreements and the Plan.
d)Consulting Fees. During the Consulting Period, you will be eligible to be paid by the Company consulting fees at a rate of $500.00 per hour for actual time spent providing Consulting Services (the “Consulting Fees”). To be paid any Consulting Fees, you must invoice the Company monthly for any Consulting Services provided.
e)Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits.
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f)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
g)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Confidential Information and Inventions Assignment Agreement with the Company, a copy of which is attached as Exhibit A, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidential Information and Inventions Assignment Agreement entered into between you and the Company, a copy of which is attached as Exhibit A and incorporated herein by reference.
h)Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
i.November 11, 2023, unless the Consulting Period is extended by mutual written agreement by both you and the Company; or
ii.Thirty (30) days after you provide written notice that you are terminating the Consulting Period for any reason; or
iii.Immediately upon the Company’s written notice to you that you have engaged in any conduct constituting a termination for Cause (as that term is defined in your Employment Agreement, a copy of which is attached as Exhibit B) and/or have breached any of your obligations under this Agreement.
If the Consulting Period ends pursuant this section, you will be entitled to all equity vesting earned through the last date that you provide Consulting Services.
8.Return of Company Property. On or within five (5) calendar days after the end of the Consulting Period, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the end of the
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Consulting Period, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within five (5) calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed by the Company. Your timely compliance with this section is a condition precedent to your receipt of the Severance Benefits described above.
9.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11. Release Of Claims.
a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event
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you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
c)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
d)Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Securities and Exchange Commission or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).
e)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, and you agree that changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
12.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
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You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
13.Additional Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
14.Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Likewise, the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your personal or business reputations or relationships; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. In response to any reference request from a prospective employer, the Company will only confirm your dates of employment and positions held.
15.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
16.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
17.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect
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any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.
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If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.
We wish you the best in your future endeavors.
Sincerely,

Bionano Genomics, Inc.
By:/s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin
President and CEO

Exhibit A – Confidential Information and Inventions Assignment Agreement
Exhibit B – Employment Agreement
Exhibit C – Separation Date Release

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THIS AGREEMENT:

/s/ Christopher Stewart
Christopher Stewart

August 13, 2023
Date

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Exhibit A
Confidential Information and Inventions Assignment Agreement

Exhibit B
Employment Agreement

Exhibit C
Separation Date Release
(To be signed and returned on or within 21 calendar days after the Separation Date.)
In consideration for the severance benefits provided to me by Bionano Genomics, Inc. (the “Company”) pursuant to the terms of the transition, separation and consulting agreement between me and the Company to which this Exhibit is attached (the “Agreement”), I agree to the terms below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, California Family Rights Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
In exchange for the consideration provided to me under this Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this Separation Date Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) all claims related to my compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, fringe benefits, stock, restricted stock, stock options, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). I acknowledge that I have been advised, as required by California Government Code Section 12964.5(b)(4), that I have the right to consult an attorney regarding this Separation Date Release and that I was given a reasonable time period of not less than five (5) business days in which to do so. I further acknowledge and agree that, in the event I sign this Separation Date Release prior to the end of the reasonable time period provided by the Company, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (i) my ADEA Waiver does not apply to any rights or claims that may arise after the date I sign this Separation Date Release; (ii) I should consult with an attorney prior to signing this Separation Date Release; (iii) I have twenty-one (21) calendar days to consider this Separation Date Release (although I may choose to voluntarily sign it sooner); (iv) I have seven (7) calendar days following the date I sign this Separation Date Release to revoke my acceptance (by providing written notice of my revocation to R. Erik Holmlin, the Company’s President and Chief Executive Officer); and (v) the Separation Date Release will not be effective until the date upon which the revocation period has expired, unexercised, which will be the eighth calendar day after the date I sign it provided that I do not revoke my acceptance (the “Separation Date Release Effective Date”).
In giving the general releases herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.
Notwithstanding the foregoing, the following claims are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company or its affiliates to which I am a party, the charter, bylaws or operating agreements of the Company or its affiliates, or under applicable law; (ii) any rights that cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Agreement.
I understand that nothing in this Separation Date Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). I further understand this Separation Date Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Separation Date Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Separation Date Release.
I represent and warrant that, other than the Excluded Claims, I am not aware of any claims that I have or might have against any of the Released Parties that are not included in the Released Claims. Nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.
[Signature on the following page]

This Separation Date Release, together with the Agreement (and its exhibits), constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

By:
    Christopher Stewart
Date: